Exhibit 99.1

Jaguar Health, Inc. Reports 2020 First Quarter Financial Results

Reminder: Company to host investor call today at 8:30 a.m. Eastern

SAN FRANCISCO, CA / May 15, 2020 / Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today reported consolidated first quarter 2020 financial results.

“We remain fully committed to expanding access to Mytesi® (crofelemer), the FDA-approved plant-based, non-opioid prescription drug product of Jaguar’s wholly owned subsidiary, Napo Pharmaceuticals, Inc. (“Napo”), to all patients in need. As announced, with this goal in mind, we expanded the NapoCares™ patient support program for Mytesi last month,” commented Ian Wendt, Jaguar’s vice president of commercial strategy. “The expansion meaningfully increased co-pay support for commercially insured patients, which includes allowing the co-pay amount to remain the same whether a patient fills a 30-day or 90-day prescription of Mytesi. I’m pleased to report that commercially insured patients increased utilization of this program by 27% in Q1 2020 versus Q4 2019. The program also raises income limits on HIV patients eligible for our uninsured, free-drug program.”

As Jaguar announced this past Wednesday, May 13, 2020, Mytesi sales in April 2020 to Cardinal Health have a gross value of $2,753,639. As with all Mytesi gross sales, this figure will be reduced by Medicare, ADAP 340B chargebacks, returns, and wholesale distribution fees based on historical trends to determine net sales.

2020 First Quarter Company Financial Results:

•                  Mytesi Net Product Revenue: In the first quarter of 2020, Mytesi net sales were approximately $0.8 million, and Mytesi gross (non-GAAP) sales were approximately $1.3 million, a decrease of 45% and 39%, respectively, over the first quarter of 2019. The decrease in sales was largely due to a significant purchase of Mytesi in Q1 2019 by Cardinal Health, the Company’s third-party logistics and distribution agent for commercial sales, for the purpose of establishing Cardinal Health’s initial inventory of Mytesi from which Cardinal Health would distribute the Mytesi. In the first quarter of 2020, the Company’s animal product commercialization efforts were intentionally minimal, and Jaguar’s animal-related sales were also minimal.

•                  Total Mytesi Prescription Volume: Although net product revenue, defined as the purchase of Mytesi by our 3PL distributor, decreased in the first quarter of 2020, over the same period last year, the total Mytesi prescription volume, which is the combination of new prescriptions and refills, increased 16% in the first quarter of 2020 over the first quarter of 2019 according to data from IQVIA, a provider of life sciences industry analytics.

	Three Months Ended
Financial Highlights	March 31,
(in thousands, except per share amounts)	2020	2019	$ change	% change
Net product revenue	$869	$1,590	(721)	-45%
Loss from operations	$(7,654)	$(5,775)	(1,879)	33%
Net loss	$(7,936)	$(8,304)	368	-4%
Net loss attributable to common shareholders	$(8,416)	$(8,304)	(112)	1%
Net loss per share, basic and diluted	$(0.56)	$(16.84)	16.28	-97%

•                  Operating Expenses: The total operating expenses for the first quarter of 2020 were $8.5 million as compared to $7.4 million for the first quarter of 2019, a 16%, or $1.1 million, increase year over year. The increase in total operating expenses was primarily due to a non-cash, one-time item accounted for as an inducement expense of $ 1.6 million relating to the accounting for a warrant exercise, preferred stock amendment, and a reduction in the conversion price of the Series B preferred stock of a certain investor. This was offset by a decrease of $0.4 million in general and administrative expenses for the first quarter of 2020 as compared to the same period in 2019.

•                  Cost of Product Revenue: Total cost of product revenue for the quarter ended March 31, 2020 and March 31, 2019 was $0.7 million (78% of revenue) compared to $0.9 million (54% of revenue), respectively, a 22%, or $0.2 million, decrease quarter over quarter. The decrease in cost of product revenue was due to decreased sales of Mytesi offset by a write-off of expired inventory which was 14% higher in the first quarter of 2020 compared to the same quarter in 2019.

•                  Research and Development: The R&D expense was $1.6 million for the first quarter of 2020 compared to $1.4 million for the first quarter of 2019, a 11%, or $0.2 million, increase quarter over quarter. The increase in R&D expenses was due to increases totaling $0.6 million for consulting, formulation and regulatory fees, materials, and stock compensation, offset by a decrease in personnel and related benefits costs of $0.2 million and contract manufacturing expenses of $0.2 million.

•                  Sales and Marketing: The Sales and Marketing expense was $1.5 million for the first quarter of 2020 compared to $1.6 million for the first quarter of 2019, a 6%, or $0.1 million, decrease quarter over quarter. The decrease in Sales and Marketing expenses was due to a reduction in personnel and related benefits of $0.2 million due to a salesforce reduction, offset by an increase in other expenses of $0.1 million.

•                  General and Administrative: The G&A expense was $3.1 million for the first quarter of 2020 compared to $3.5 million for the first quarter of 2019, an 10%, or $0.4 million, decrease quarter over quarter. The decrease in G&A expenses was due to a decrease in accounting fees of $ 0.2 million due to a change in the timing of services provided and a decrease in third-party consulting costs of $0.3 million, offset by an increase in stock compensation amortized expense of $0.2 million.

•                  Series B convertible preferred inducement expense: This is a non-cash, one-time inducement expense of $ 1.6 million relating to the accounting for a warrant exercise, preferred stock amendment, and a reduction in the conversion price of the Series B preferred stock of a certain investor recorded in the first quarter of 2020 and none in the same period last year.

•                  Loss from Operations: For the first quarter of 2020, the loss from operations was $7.7 million compared to a loss of $5.8 million in the first quarter of 2019, a 33%, or $1.9 million, increase quarter over quarter. This increase in operating loss was due primarily to the non-cash, one-time inducement expense of $1.6 million relating to the accounting for a warrant exercise, preferred stock amendment, and a reduction in the conversion price of the Series B preferred stock of a certain investor, decrease in sales of $0.7 million in sales; offset by a net decrease in product cost, sales and marketing, and general and administrative expenses and increase in research and development of $0.5 million.

•                  Net Loss: For the first quarter of 2020, the net loss was $7.9 million compared to a net loss of $8.3 million in the first quarter of 2019, a 4%, or $0.4 million, decrease quarter over quarter. The decrease in net loss was primarily due to a decrease in loss on extinguishment of debt of $1.9 million and a decrease in interest expense of $0.3 million in the first quarter of 2019, offset by an increase in loss from operations of $1.9 million.

•                  Net Loss Attributable to Common Shareholders: For the first quarter of 2020, net loss attributable to common shareholders was $8.4 million compared to $8.3 million for the first quarter of 2019.

•                  Non-GAAP EBITDA: Non-GAAP EBITDA for the first quarter of 2020 and the first quarter of 2019 was a net loss of $6.5 million and $6.9 million, respectively. Excluding the loss on extinguishment of debt, and other non-recurring expenses, non-GAAP Recurring EBITDA was a loss of approximately $4.9 million and $5.0 million for the first quarter of 2020 and the first quarter of 2019, respectively.

	Three Months Ended
	March 31,
	2020	2019
	(unaudited)
Net loss	$(7,936)	$(8,304)
Adjustments:
Interest expense	199	547
Property and equipment depreciation	10	15
Amortization of intangible assets	422	422
Share-based compensation expense	760	427
Income taxes	—	—
Non-GAAP EBITDA	$(6,545)	$(6,893)
Loss on extinguishment of debt	—	1,942
Series B convertible preferred stock inducement expense	1,647	—
Non-GAAP Recurring EBITDA	$(4,898)	$(4,951)

Note Regarding Use of Non-GAAP Measures

The Company supplements its condensed consolidated financial statements presented on a GAAP basis by providing gross sales, non-GAAP EBITDA and non-GAAP recurring EBITDA, which are considered non-GAAP under applicable SEC rules. Jaguar believes that the disclosure items of these non-GAAP measures provide investors with additional information that reflects the basis upon which Company management assesses and operates the business. These non-GAAP financial measures are not in accordance with GAAP and should not be viewed in isolation or as substitutes for GAAP net sales and GAAP net loss and are not substitutes for, or superior to, measures of financial performance in conformity with GAAP.

Gross sales percentages are based on gross sales figures that represent Mytesi orders placed by wholesalers with Jaguar’s third-party logistics warehouse, which generate invoiced sales and cash flow for Napo. Gross sales are used internally by management as an indicator of and to monitor operating performance, including sales performance of Mytesi, salesperson performance, and product growth or declines. The Company believes that the presentation of gross sales provides a closer to real-time useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales have been defined by the Company’s internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers. Mytesi gross sales are reduced by Medicare, ADAP 340B chargebacks, returns, and wholesale distribution fees based on historical trends to determine net sales.

The Company defines non-GAAP EBITDA as net loss before interest expense and other expense, property and equipment, amortization of intangible assets, share-based compensation expense and provision for or benefit from income taxes. The Company defines non-GAAP Recurring EBITDA as non-GAAP EBITDA adjusted for certain non-recurring revenues and expenses. Company management believes that non-GAAP EBITDA and non-GAAP Recurring EBITDA are meaningful indicators of Jaguar’s performance and provide useful information to investors regarding the Company’s results of operations and financial condition.

Dial-In Instructions for Conference Call

When: Friday, May 15 at 8:30 a.m. Eastern Time

Dial-in (US Toll Free): 855-327-6837

Dial-in (International): 631-891-4304

Conference ID number: 10009631

Live webcast on the investor relations section of Jaguar’s website (click here)

Replay Instructions

Dial-in (US Toll Free): 844-512-2921

Dial-in (International): 412-317-6671

Replay Pin Number: 10009631

Replay of the webcast on the investor relations section of Jaguar’s website (click here)

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit Jaguar.health. For more information about Napo, visit napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the belief that Jaguar will host an investor call on Friday, May 15, 2020 at 8:30 a.m. Eastern Time. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to several risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX

# # #